Exhibit 99.2

Idaho General Mines, Inc. - AMEX : GMO 10 N. Post Street, Suite 610 Spokane, WA 99201 Phone:(509) 838-1213 Fax:(509) 838-0457

IDAHO GENERAL MINES APPOINTS DAVID A. CHAPUT AS ITS CHIEF FINANCIAL OFFICER

SPOKANE, WASHINGTON - April 26, 2007, Idaho General Mines (AMEX:GMO) today announced that it has appointed David A. Chaput as its new Chief Financial Officer (CFO).  He will report to Bruce D. Hansen; Chief Executive Officer.  Mr. Robert L. Dumont, who has been serving as the Company’s interim CFO will resume his duties Vice President, Finance and Business Development.

Mr. Chaput brings more than 26 years of financial and operational experience in the metals and mining industries to his new position.  Mr. Chaput most recently served as Vice President Finance, Treasurer and Chief Financial Officer of The Doe Run Resources Corporation.  He holds a Bachelor of Science in Business Administration, Finance and Accounting and an MBA in Finance from Southern Illinois University — Edwardsville.

Mr. Hansen said, “I am extremely pleased to have Dave join Idaho General as the next step in our building a world class leadership team.  His industry experience and participation in complex financing transactions will serve the Company well as we proceed to permit, finance and develop the large scale Mount Hope molybdenum deposit and evaluate the Hall — Tonopah molybdenum deposit, both located in Nevada.”

Idaho General is a U.S. based mineral development company focused on exploration and development of molybdenum dominant projects. The Company’s Mount Hope project, located in Eureka County, Nevada, contains an estimated 1.2 billion pounds of recoverable molybdenum and is projected to have a 50+ year mine life, making it one of the world’s largest and highest grade molybdenum deposits. The Company is targeting initial production in 2010.

Additionally, at its Hall-Tonopah property, located in Nye County, Nevada, the Company is currently conducting a comprehensive drilling and evaluation program to re-confirm and potentially expand the existing 150 million tonnes of molybdenum mineralization.

Forward-Looking Statements
Statements herein which are not historical facts, such as the anticipated benefits the appointment discussed herein, estimates of the volume and grade of mineral deposits, future production levels, exploration results and plans are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, our ability to integrate acquired properties into our operations without undue costs or unanticipated liabilities, metals price and production volatility, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Risk Factors and other discussion contained in the Company’s Form 10-KSB report on file with the SEC for a more detailed discussion of factors that may impact these forward looking statements. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Idaho General Mines, Inc.
Robert Dumont — Business Development
Phone: (509) 838-1213
Website: www.igmines.com
Email: info@igmines.com